EXHIBIT 10.1

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

1.Separation Date. I, Brent B. Secrest (“Employee” or “I”), acknowledge that I resigned my employment with Enterprise Products Company (the “Company”) effective May 1, 2025 (“Separation Date”). I further acknowledge and agree that I resigned from all positions and titles I held with any and all members of the Company Group (as defined below), including, if applicable, as an officer and/or director thereof. I understand and agree that my separation is not a “Qualifying Termination” for purposes of the equity-based award agreements by and between me and the Company.
2.Separation Benefits. I understand and agree that in return for my promises set forth in this Confidential Separation and Release Agreement (“Separation Agreement”), I will receive the separation benefits set forth in Exhibit A (“Separation Benefits”) to this Separation Agreement, subject to satisfying the conditions for receipt as stated therein. Exhibit A is incorporated by reference as part of this Separation Agreement. Except as provided in this Separation Agreement, I have no contractual or other right or claim to any of the Separation Benefits. I further understand and acknowledge that I will receive the Separation Benefits if, and only if, I timely sign this Separation Agreement, and then only if and after this Separation Agreement becomes irrevocable in accordance with Paragraph 5. I understand and agree that this Separation Agreement shall be null and void for all purposes if I sign it on or before the Separation Date.
3.Company Group.  Although Employee was an employee of Company only, for purposes of this Separation Agreement the term “Company Group” means and includes

(individually, collectively or in any combination) (i) Company, (ii) Enterprise Products Partners L.P., (iii) EPCO Holdings, Inc., (iv) Enterprise Products Holdings LLC, (v) Enterprise Products OLPGP, Inc., (vi) Enterprise Products Operating LLC, (vii) Dan Duncan LLC, (viii) the respective subsidiaries and affiliates of any of the foregoing entities, (ix) any other entity which is controlled, directly or indirectly, individually, collectively or in any combination, by Company and/or any of the foregoing entities, (x) any other entity which is controlled, directly or indirectly, individually, collectively or in any combination, by Dan L Duncan’s descendants or any trusts for any of their respective benefit, and (xi) any predecessors, subsidiaries, related entities, successors, or assigns of any of the foregoing.
4.Release of all Claims and Promise Not to Sue. In return for the Separation Benefits, I hereby release the Company Group, the present and former employee benefit plans of each of them, the present and former directors, officers, employees, agents, stockholders, administrators of all or any of them and all other persons acting on behalf of all or any of them, as well as any representatives, assigns or successors to these persons or entities (collectively, together with the Company Group, these persons and entities shall be referred to as the “Parties Released” and individually they may be referred to as a “Party Released”) from any and all liabilities, demands, claims, actions, expenses, fees, costs, causes of action, and suits of every kind and of whatsoever nature that may be waived and released by applicable law and that I have or may have against any of the Parties Released, whether known or unknown to me, or suspected or unsuspected, that I have or may have, whether individually or as a member of a class, arising from, based upon or in any way related to my employment or the termination of my employment with the Company or arising from any act, event or omission occurring prior to my execution of this Separation Agreement (collectively, the “Claims”). Claims include, but are not limited to:

a.claims arising under federal, state, or local laws regarding employment, employment terms, or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act, the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), any applicable state or local labor or employment or civil rights code or laws, the Worker Adjustment and Retraining Notification (WARN) Act;
b.claims for breach of oral or written, express or implied, contract or promise or promissory estoppel or quantum meruit, including claims under any employment agreement or offer letter, severance or bonus or other policy, or other compensation arrangement;
c.claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, tortious interference, and other such claims);
d.claims growing out of any legal restrictions on the right of the Parties Released to terminate their employees including any claims based on any violation of public policy or retaliation for filing a workers’ compensation claim;
e.claims regarding any restrictions on the right of the Parties Released to enforce any of my post-termination obligations regarding non-disclosure, non-disparagement, non-competition, non-solicitation and non-interference (as may be applicable);
f.claims for workers’ compensation, wages or any other compensation other than any pending workers’ compensation benefits claim; and
g.claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act.
It is my express intent to, and I hereby do, fully waive and release, to the maximum extent provided by applicable law, any and all Claims that I have or may have. Notwithstanding my release set forth in this Paragraph, this Separation Agreement does not release any claim I may have that: is not waivable as a matter of law; is for continuation of health care coverage under

COBRA; is for vested benefits arising under any employee retirement, welfare or compensation benefit plan of the Company Group in which I am or was a participant; involves any pending workers’ compensation claim (however I state I have no unfiled workers’ compensation claim or unreported injury) or claim for unemployment benefits available to me; or for any rights arising under this Separation Agreement after it becomes effective. Excluding the Protected Disclosures/Actions (defined below), I agree that I will never sue any of the Parties Released concerning any Claims released under this Separation Agreement, and I agree not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative claim or lawsuit concerning the Claims filed by any person or entity or governmental agency.
5.Waiver and Release of Age Discrimination Claims. In addition, I acknowledge the following:
a.This Separation Agreement is written in a manner calculated to be understood by me and I do in fact understand the terms, conditions, and effect of this Separation Agreement;

b.This Separation Agreement refers to rights or claims arising under the Age Discrimination in Employment Act (“ADEA”) and Older Workers’ Benefit Protection Act (“OWBPA”), and I understand that this Separation Agreement applies to all Claims that I have or may have against any of the Parties Released, including, without limitations, all Claims under the ADEA or the OWBPA;

c.I do not waive rights or claims that may arise after the date this Separation Agreement is executed;

d.I waive rights or claims only in exchange for consideration in addition to anything of value to which I am already entitled;

e.The Company has specifically advised me to consult with an attorney of my choice before executing this Separation Agreement, and I have had the opportunity to do so;

f.I understand that I have up to 21 days immediately following April 21, 2025, which is the date I received this Separation Agreement to consider whether to accept the Separation Benefits described in Exhibit A attached hereto and made a part of this Separation Agreement for all purposes, in return for the representations and promises I am making in this Separation Agreement;

g.If I have made the decision to sign this Separation Agreement before the expiration of such 21-day period, I certify that my decision to sign the release before the expiration of the 21-day period was knowing and voluntary on my part and was not induced by the Company or any other Party Released through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 21-day period, or by providing different terms to other employees who sign a release prior to the expiration of such time period;

h.I agree that changes, whether material or immaterial, do not restart the running of the 21-day period;

i.I understand that I may revoke my acceptance of this Separation Agreement at any time within seven (7) days after the day I sign it by delivering written notice of my revocation to the Company as specified in the Notices Paragraph below. I further understand that if I do not revoke this Separation Agreement within seven (7) days following my signing of this Separation Agreement (excluding the date of my signing), it will become effective, binding, and enforceable on the day next following the end of such seven-day period; and

j.I fully understand all of the terms of this waiver and knowingly and voluntarily enter into this Separation Agreement.

6.Return of Company Group Property. I have returned to the Company any and all information, documents and property (regardless of its form, such as electronic or hard copy or otherwise), that belong to any of the Company Group, including any keys, access cards, computers, cell phones, pagers, or other equipment and any Company Group records, files, data, and documents (whether on a work or personal computer, in electronic format or otherwise, and whether confidential in nature or not). I shall immediately report to the Company any passwords for my computer or other access codes for anything associated with my employment. I shall not delete or modify or alter any property prior to its return to the Company.

7.Assistance to the Company Group. To the extent that the Company determines that because of my employment with the Company I possess relevant information relative to claims, investigations, or cases of any kind involving the Company Group, I agree to make myself available from time to time at the Company Group’s request to provide truthful information and assistance, including, but not limited to, deposition testimony, pretrial preparation, trial testimony and to respond to requests for information. The Company acknowledges that my primary duty after my termination of employment shall be to my subsequent employer (if any). Consequently, the Company agrees to accommodate my commitments in scheduling my assistance to the Company Group, insofar as is practicable to minimize any inconvenience to me. The Company shall promptly reimburse me for reasonable out-of-pocket travel expenses I incur in connection with the performance of any services requested pursuant to this Paragraph.
8.Confidentiality. I acknowledge and agree that I had access to confidential information regarding the Company Group during my employment with the Company, including without limitation, information concerning the products, policies, practices, customers, pricing, costs, suppliers, methods, processes, techniques, finances, administration, employees, devices, trade secrets, and operations of the Company Group (“Confidential Information”). I acknowledge that this Confidential Information is in fact confidential, not known outside of the Company Group’s business, and is a valuable, special and/or a unique asset of the Company Group. Excluding the Protected Disclosures/Actions, I agree that in further consideration for the promises made in this Separation Agreement, I will maintain in the strictest confidence and will not, directly or indirectly, intentionally or inadvertently, use, publish, or otherwise disclose to any person or entity whatsoever, any of the Confidential Information of or belonging to any of the Company Group or to any agent, joint venture, contractor, customer, vendor, or supplier of any of the Company Group regardless of its form, without the prior written explicit consent of the Company. I shall take all reasonable precautions to protect the inadvertent disclosure of Confidential Information. These provisions do not limit or restrict any similar or related obligations that I may have undertaken in other agreements with any of the Company Group or which apply to me under any laws. Excluding the Protected Disclosures/Actions, I understand and agree not to discuss or disclose any of the terms of this Separation Agreement with any person or entity except for my spouse, attorney, financial advisor, and government tax authorities or except as required or protected by law. I agree that any inquiries I have regarding this Separation Agreement, my employment, benefits, or termination of employment should be directed only to Human Resources.
9.No Admission. I understand this Separation Agreement is not and shall not be deemed or construed to be an admission by any of the Parties Released of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.
10.Nondisparagement. Excluding the Protected Disclosures/Actions, I agree to not disparage, criticize, condemn or impugn the business or personal reputation or character of any of the Parties Released, or any of the actions or omissions which are, have been or may be taken or omitted by any of the Parties Released with respect to or based upon matters, events, facts or circumstances arising or occurring prior to the date of Employee’s execution of this Separation Agreement.
11.Non-solicitation of Employees. During the period beginning on the effective date of this Separation Agreement and continuing for twelve (12) months thereafter, I agree not to solicit or induce, either directly or indirectly, any employee of the Company or Company

Group to cease employment with the Company or Company Group, and I will not assist any other person or entity in such a solicitation.
12.Taxes. I hereby acknowledge and agree that the Company and the Parties Released shall not be liable for any taxes, penalties, interest or other expenses that I may incur on account of any payment made to me under this Separation Agreement.
13.Entire Agreement. I have carefully read and fully understand all of the terms of this Separation Agreement. This Separation Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior and contemporaneous agreements, promises and understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, except that it does not replace existing agreements (if any) or obligations I have under applicable law regarding confidentiality, non-disclosure, fiduciary duties, unfair competition, or non-solicitation issues. I acknowledge and agree that obligations under those agreements or laws remain ongoing and in place in their entirety in addition to the obligations herein.
14.Representations; Modifications; Severability; Assignment. I expressly acknowledge and agree that in connection with my decision to accept and sign this Separation Agreement, I have not relied on any statements, representations, promises, or agreements of any kind made by any of the Parties Released or by any of their agents, attorneys, or representatives, with regard to the subject matter, basis, or effect of this Separation Agreement or otherwise, other than those specifically stated in this Separation Agreement. I understand and agree that this Separation Agreement cannot be modified except in writing and signed by both me and a duly authorized representative of the Company. If any part of this Separation Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion shall be modified by the court to be enforceable. If modification is not possible, then such unenforceable provision will be severed from and shall have no effect upon the remaining portions of this Separation Agreement. I acknowledge and agree that the Company Group and the Parties Released (other than the Company) are not parties to, but are intended beneficiaries of, this Separation Agreement. The Parties Released may assign any of their rights or obligations under this Separation Agreement and this Separation Agreement inures to the benefit of any successor of the Parties Released. I may not assign any of my rights or obligations under this Separation Agreement.
15.Remedies. I agree that if, at any time, I directly or indirectly (and including for this purpose any person who acts at my direction or encouragement) breach any of the provisions contained in this Separation Agreement, I will be liable to the Parties Released for all remedies, both legal and equitable, incurred as a result of my breach plus any and all attorneys’ fees and other costs incurred by a Party Released as a result of, in connection with, or related to such breach. I acknowledge and agree that because damages may be difficult to calculate for a breach of this Separation Agreement, the Parties Released may seek immediate injunctive or other equitable relief to enforce these obligations, in addition to any legal or other relief to which the Parties Released may be entitled. The amount of any bond to be posted if an injunction is sought by any of the Parties Released shall be $1,000.00. Any action taken by the Parties Released pursuant to this Paragraph shall not, however, negate or affect in any way this Separation Agreement or any of the obligations or terms agreed to by me in this Separation Agreement.
16.No Waiver. No failure by either party to the Separation Agreement to give notice of any breach by the other, or to require compliance with, any condition or provision of this Separation Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.
17.Protected Disclosures/Actions. Despite any of the obligations stated in this Separation Agreement, I acknowledge and agree that neither this Separation Agreement nor any other agreement or policy of the Company Group shall prevent me from participating in the “Protected Disclosures/Actions” discussed below, including providing information to or filing a report, charge or complaint, including a challenge to the validity of this Separation Agreement, with the Equal Employment Opportunity Commission (“EEOC”), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”), Securities and Exchange Commission (“SEC”) or any other governmental agency, from participating in any investigation or proceeding conducted by any governmental agency, or from any other protected whistleblower disclosure or action. I understand that this Separation Agreement does not impose any condition precedent (such as prior notice to the Company or Parties Released), any penalty, or any other restriction or limitation adversely affecting my rights regarding any governmental agency disclosure, report, claim or investigation. I further understand I may disclose my wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act. I acknowledge and agree that I have waived in this Separation Agreement any right to recover any monetary relief or other personal remedies in any governmental agency or other action brought against the Parties Released by me or on my behalf. However, I understand this Separation Agreement does not limit my right to receive an award for information provided under any SEC program.
18.Applicable Law. This Separation Agreement shall be interpreted and applied in accordance with applicable provisions of the ADEA and the OWBPA. To the extent that federal law does not apply, this Separation Agreement shall be deemed to have been executed and delivered within the State of Texas and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas without regard to any rules regarding conflict of laws.
19.Jurisdiction and Venue. Exclusive venue for any legal proceeding, action or dispute arising out of or relating to this Separation Agreement (each, an “Action”) will be (i) the division of the Texas business court under Chapter 25A of the Texas Government Code (the “Business Court”) in Harris County, Texas or that includes Harris County, Texas; and (ii) solely for those Actions where the Business Court does not have jurisdiction, a federal or state district court located in Harris County, Texas. To the maximum extent permitted by law, each Party hereby agrees that the Business Court shall have jurisdiction over Actions arising out of or related to this Separation Agreement, the transaction(s) described herein and any transaction(s) hereunder. The Parties irrevocably and unconditionally submit to the jurisdiction of the foregoing courts, agree to the provisions in this Section, and waive any objection thereto, including on any venue or inconvenient forum grounds or on grounds that the transactions contemplated by this Separation Agreement do not constitute a qualified transaction as defined in Chapter 25A of the Texas Government Code.
20.Supplemental Jurisdiction – Texas Business Court. With respect to any Action that is brought in the Business Court, the Parties irrevocably agree that the Business Court should exercise supplemental jurisdiction over any other Action, controversy or claim (including any third-party claim) arising out of or related to the Action (“Supplemental Claim(s)”), and agree to seek the Business Court’s consent to exercise supplemental jurisdiction over such Supplemental Claim(s). If the Business Court refuses to exercise supplemental jurisdiction over any such

Supplemental Claim(s), and such Supplemental Claim(s) are then filed in federal court or state district court pursuant to this Separation Agreement, the Party who asserted any related claim(s) that remains pending in the Business Court has, in its sole discretion, 30 days to dismiss without prejudice such claim(s) in the Business Court and refile the Action in the federal or state district court in which the Supplemental Claim(s) are pending. Should a Party exercise its right to dismiss and refile as provided in the preceding sentence, the refiled Action will be treated as though it was originally filed on the same day the first-filed case was filed for purposes of statutes of limitation and statutes of repose.
21.Waiver of Jury Trial. Each Party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any Action brought under this Separation Agreement.
22.Notices. Any notices regarding acceptance, rejection, revocation, breach, or any other matters arising under this Separation Agreement shall be sent by certified mail or another method of delivery which provides a receipt of delivery and shall be addressed as provided below. Any change of contact information listed below shall be promptly reported to the other party at the address below. Notices to Employee should be addressed to his/her home address on file with the Company. Notices to the Company should be addressed to Enterprise Products Company, 1100 Louisiana, Houston, Texas 77002, Attention: SVP, Human Resources.
IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT IN MULTIPLE COPIES, EACH OF WHICH SHALL BE DEEMED AN ORIGINAL, BUT ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT, EFFECTIVE FOR ALL PURPOSES AS PROVIDED ABOVE.

ENTERPRISE PRODUCTS COMPANY,
on its behalf and on behalf of each
Party Released

By: /s/ Karen D. Taylor
Name:    Karen D. Taylor
Title:    Senior Vice President,
Human Resources
Date:    May 12, 2025

Brent B. Secrest

/s/ Brent B. Secrest
    Signature

Date: May 2, 2025

EXECUTED AGREEMENT
RECEIVED BY THE COMPANY
ON: May 2, 2025
By: /s/ Harry P. Weitzel
Name: Harry P. Weitzel
Title: Executive Vice President, General
Counsel and Secretary

EXHIBIT A
TO
CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT
WITH
BRENT B. SECREST
SEPARATION BENEFITS TO BE PROVIDED
You understand that the Separation Payment and the COBRA Premium Payment (“Separation Benefits”) will not be paid to you or on your behalf unless you timely sign this Separation Agreement, and then only if and after this Separation Agreement becomes irrevocable in accordance with Paragraph 5.
1.Separation Payment
    Upon satisfaction of all conditions stated herein, you will receive a total of $16,500,000.00 (the “Separation Payment”) in exchange for your promises in the Separation Agreement. The Separation Payment will be paid in two phases, as follows:
(a)    Upon the Company’s receipt of an executed version of the Separation Agreement, and the expiration of the seven (7) day revocation period referenced in Paragraph 5 of the Separation Agreement, you will receive a lump sum amount of $5,000,000.00, less required tax withholdings and applicable legal deductions. Payment shall be rendered to you no later than ten (10) days following the end of the seven (7) day revocation period;
(b)    After 12 months from the Separation Date, if you have satisfied the Conditions of Payment continuously for the full 12 months, you will receive a one-time payment of $11,500,000.00. Payment shall be rendered to you no later than ten (10) days following the end of the 12 month period described in
EXHIBIT A

the preceeding sentence. Company shall issue a 1099 Form for this payment, and you shall be responsible for the payment of the taxes on the compensation you receive for this payment.
As used herein, the “Conditions of Payment” shall refer to the following restrictions on your employment for the 12 month period from May 1, 2025 through April 30, 2026 (the “Restricted Period”): You shall not, during the Restricted Period, accept employment with, consult with, render services to, become associated with, or acquire an ownership interest in any company in the Oil and Gas Industry (collectively, the “Restricted Companies”) as a manager, supervisor, officer, director, or otherwise in a role in which any of the Company Group’s Confidential Information could be useful to any of the Restricted Companies. Failure to satisfy the Conditions of Payment shall result in immediate and automatic forfeiture of any and all rights to the unpaid portions of the Separation Payment. If you die within the Restricted Period and you have continuously satisfied the Conditions of Payment up until the date of your death, then the one-time payment of $11,500,000.00 shall be tendered to your testamentary trustees under your last will no later than ten (10) days following the Company’s receipt of written notice of your death from the testamentary trustees under your last will.
You acknowledge that this restriction is geographically limited to the locations where the Restricted Companies (or any of them) do business. You further acknowledge that the Conditions of Payment do not prevent competition, but rather set forth a necessary prerequisite to receipt of a portion of the Separation Payment. Notwithstanding anything in this Separation Agreement to the contrary, nothing prohibits you from owning a non-controlling interest consisting of five percent (5%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual or private equity fund, provided that you are not a controlling person of, or a member of a group that controls, such business, and further provided that you do not otherwise participate in any conduct prohibited under this Separation Agreement.
2.Health Benefits after Separation Date; COBRA Premium Payment
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If on your Separation Date you are enrolled in any of the Company’s group health plans as an active employee, such benefits will terminate on May 31, 2025. If you timely and properly exercise and pay for your health coverage continuation rights under COBRA following your termination of employment, you may receive COBRA coverage. In return for signing and not revoking this Separation Agreement, and if you timely elect COBRA coverage, your monthly COBRA premium will be paid on your behalf by the Company (the “COBRA Premium Payment”) (any taxes on such Company payment on your behalf shall be your sole responsibility and liability) until the earliest of (i) the expiration of the first twelve full calendar months immediately following your Separation Date, (ii) the date you obtain subsequent employment with health benefit coverages available to you, or (iii) the expiration or termination of your COBRA rights. After the expiration or termination of the COBRA Premium Payment, you will be solely responsible for the monthly payment of the COBRA premium should you choose to continue coverage under any of the Company’s group health plans.
3.Final Paycheck
In addition to the payments stated above and regardless of whether you sign this Separation Agreement, you will receive within the time period required by law, your final paycheck (“Final Paycheck”), which includes your regular salary or hourly wages and all overtime or other compensation owed for all time worked through the Separation Date. Unused vacation or paid time off is included in the amount stated above for the Final Paycheck if provided for under the applicable vacation or paid time off policy in place at the time of the Separation Date. If paid hourly, you represent that you have reported all hours worked. You represent that you have been paid for all hours worked, including all overtime, unused paid time off, or any other compensation due and owing to you, once this Final Paycheck is paid as stated above. You understand that upon the Separation Date, you are no longer eligible to participate in any bonus or incentive plans offered by any of the Company Group and no amounts will be paid for any such potential bonuses or incentives.

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